  Exhibit 99.1

Sollensys Corp Announces Agreement to Purchase Lab Facilities

Company to Acquire 35,793 Sq. Ft. Building as New Headquarters

Palm Bay, Fl. April 28, 2021 (ACCESSWIRE) Sollensys Corp (OTC: SOLS), a Florida based blockchain solutions company offering products that ensure its clients’ data integrity through collection, storage and transmission, has contracted to purchase a state-of-the-art scientific research laboratory situated in the Foundation Research Park in Palm Bay, Florida.

There is an administration wing as well as numerous laboratory rooms throughout the building. The laboratory rooms all have positive air pressure for a clean room effect. Additional features include:

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Purchase Price: $2.5MM

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Building Size: 36,810 total sq. ft.

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Land: 3.7 +/- acres

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Back-up emergency power generation

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Sensitive Compartmented Information Facility (SCIF) communications area

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Power: 3-phase

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HVAC: 100% air conditioned

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Fire sprinkler system

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Eave Height: 16’

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Parking: 114 spaces

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Construction: concrete block

Sollensys Corp currently leases about 8,000 sq. ft. in Palm Bay, Florida's Innovation Centre in the Space Coast's high-tech corridor. The new headquarters facility is expected to provide enough space to handle all of Sollensys Corp’s data storage needs in-house for at least three years.

Don Beavers, Chairman and CEO of Sollensys Corp, stated, “We are excited to have the opportunity to expand our facilities to better service our growing client base. We have placed heavy emphasis on planning the expansion of our infrastructure to handle the growing need for blockchain services in the market. This new facility should provide a competitive advantage in the marketplace.”

The building purchase is set to close in late May 2021. Closing is subject to certain conditions, including inspection results and approval. More information and images of the building can be found online at:

https://www.loopnet.com/Listing/1470-Treeland-Blvd-SE-Palm-Bay-FL/16626243/

About Sollensys Corp:

Sollensys Corp is a math, science, technology, and engineering solutions company offering products that ensure its clients' data integrity through collection, storage, and transmission. Our innovative flagship product is the Blockchain Archive Server, a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized. The company recently introduced our second product offering-the Regional Service Center, which offers small businesses the same state of the art technology previously available only to large or very well-funded companies.

Headquartered in Palm Bay, Florida, the Company’s primary product is the Blockchain Archive Server—a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized.

The Blockchain Archive Server encrypts, fragments and distributes data across thousands of secure nodes every day, which makes it virtually impossible for hackers to compromise. Using blockchain technology, the Blockchain Archive Server maintains a redundant, secure and immutable backup of data. Redundant backups and the blockchain work together to assure not only the physical security of the database but also the integrity of the information held within.

Blockchain Archive Server protects client data from “ransomware”—malicious software that infects your computer and displays messages demanding a fee to be paid in order for your system to work again. Blockchain technology is a leading-edge tool for data security, providing an added layer of security against data loss due to all types of software specifically designed to disrupt, damage, or gain unauthorized access to a computer system (i.e., malware).

Uniquely, the Blockchain Archive Server is a turn-key solution that can stand alone or seamlessly integrate into an existing data infrastructure to quickly recover from a cyber-attack. The Blockchain Archive Server is a server that comes pre-loaded with the blockchain-powered cybersecurity software, which can be delivered, installed and integrated into a client’s computer systems with ease.

Sollensys Corp.

866.438.7657
www.sollensys.com
info@sollensys.com
https://business.facebook.com/Sollensys/
https://www.linkedin.com/company/sollensys-corp/

SOURCE: Sollensys Corp